Exhibit 99.1

Iridex Reports Fourth Quarter and Full Year 2022 Financial Results

Achieves Record Quarterly Glaucoma Probe Sales and 6% Full Year Revenue Growth

MOUNTAIN VIEW, Calif., March 9, 2023 -- Iridex Corporation (Nasdaq: IRIX), a provider of innovative ophthalmic laser-based medical products for the treatment of glaucoma and retinal diseases, today reported financial results for the fourth quarter and year ended December 31, 2022 and issued 2023 financial guidance.

Fourth Quarter 2022 & Recent Highlights

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Generated total revenue of $15.2 million, essentially unchanged from the prior year period
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Cyclo G6® product family revenue of $4.2 million, an increase of 9% year-over-year
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16,400 Cyclo G6 probes sold, a quarterly record and 8% increase year-over-year
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79 Cyclo G6 Glaucoma Laser Systems sold, compared to 90 in the prior year period
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Retina product revenue decreased 11% year-over-year to $8.1 million
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Received FDA Clearance for the next-generation Iridex Pascal® scanning laser platform in November 2022 and announces FDA clearance of its new single-spot laser platform for the Iridex 532 and the Iridex 577 systems in February 2023
•
Cash and cash equivalents totaled approximately $13.9 million as of December 31, 2022

Full Year 2022 Highlights

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Generated total revenue of $57.0 million, an increase of 6% compared to 2021
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Cyclo G6 product family revenue of $14.7 million, an increase of 5% year-over-year
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Sold 59,800 Cyclo G6 probes, compared to 58,200 in the prior year
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Expanded Cyclo G6 Glaucoma Laser Systems installed base by 237 compared to 243 in the prior year, bringing the total global installed base to over 2,300 systems
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Retina product revenue increased 2% year-over-year to $31.7 million

“The highlight of our fourth quarter results were record Cyclo G6 probe sales. We are pleased with our commercial and operational execution in the second half of the year resulting in improvements in gross margins and declining operating loss,” said David Bruce, President and CEO of Iridex. “In 2022 we continued to reestablish the foundation for customer adoption and market penetration with our Cyclo G6 glaucoma treatment platform. The broadening use of sweep management software combined with the establishment of the updated dosing recommendations published by our clinical consensus panel, have led users to report improved clinical outcomes and consistency with MPTLT. When coupled with the launch of our new Iridex Pascal platform in the U.S. to be followed by our new single-spot platform just cleared by FDA, we are well-positioned to build momentum in 2023.”

Fourth Quarter 2022 Financial Results

Revenue for the three months ended December 31, 2022 was $15.2 million compared to $15.3 million during the same period of the prior year. Total product revenue from the Cyclo G6 glaucoma product group was $4.2 million, 9% higher than the fourth quarter of 2021 driven by higher Cyclo G6 probe sales. Retina product revenue in the fourth quarter was $8.1 million compared to $9.1 million in the prior year, a decrease of 11%, primarily driven by weaker international capital equipment sales due to strength in the U.S. dollar. Other revenue, which includes royalties, services, and other legacy products, increased 26% to $2.9 million in the fourth quarter of 2022 compared to the prior year, primarily driven by strength in each category.

Gross profit for the fourth quarter of 2022 increased to $6.7 million, or a 43.9% gross margin, compared to $6.0 million, or a 39.3% gross margin, in the same period of the prior year. The higher gross margin was the result of higher Cyclo G6 probe sales and higher product mix of U.S. laser systems sales.

Operating expenses for the fourth quarter of 2022 decreased 4% to $8.1 million compared to $8.4 million in the same period of the prior year.

Net loss for the fourth quarter of 2022 was $1.1 million, or $0.07 per share, compared to a net loss of $2.4 million, or $0.15 per share, in the same period of the prior year.

Full Year 2022 Financial Results

Revenue for the year ended December 31, 2022 increased 6% to $57.0 million from $53.9 million in 2021. Total product revenue from the Cyclo G6 glaucoma product family was $14.7 million, 5% higher than fiscal year 2021 driven by higher Cyclo G6 system and probe sales in the US. Retina product revenue was $31.7 million compared to $31.1 million in the prior year, an increase of 2%, driven by strong capital equipment sales in the U.S., that was partially offset by lower international sales due to the strong U.S. dollar. Other revenue increased 20% to $10.6 million in 2022 compared to the prior year primarily driven by full year revenue recognition from the sale of distribution rights and higher legacy probe sales.

Gross profit for the full year 2022 was $25.4 million on higher revenue and favorable product mix, representing 44.5% gross margin, compared to $22.8 million, or 42.4% gross margin, during the prior year.

Operating expenses for 2022 increased 8% to $32.9 million compared to $30.4 million in the prior year. This increase in operating expenses is primarily a result of broader sales and marketing investments plus additional R&D investments in the PASCAL product line and other new product development initiatives.

Net loss for 2022 increased to $7.5 million, or $0.47 per share, compared to a net loss of $5.2 million, or $0.34 per share in the prior year, which included PPP loan forgiveness of $2.5 million in 2021.

Cash and cash equivalents as of December 31, 2022 totaled $13.9 million. Cash reduction during the year was $10.0 million, which includes approximately $3.5 million increase in inventories and related pre-orders to mitigate potential supply-chain issues, which are expected to substantially unwind throughout 2023.

Guidance for Full Year 2023

Iridex projects Cyclo G6 probe sales of 65,000 to 67,000 representing approximately 9% to 12% growth over 2022 and to expand the Cyclo G6 systems installed base by 225 to 250 systems. Total revenue for the full year is expected to be $57 million to $59 million. 2023 total revenue guidance represents growth of approximately 3% to 6% after adjusting for an approximate $1.5 million reduction of Other Revenue royalty income resulting from the expiration of licensed patents.

Webcast and Conference Call Information

Iridex’s management team will host a conference call today beginning at 2:00 p.m. PT / 5:00 p.m. ET. Investors interested in listening to the conference call may do so by accessing the live and recorded webcast on the “Event Calendar” page of the “Investors” section of the Company’s website at www.iridex.com.

About Iridex

Iridex Corporation is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers a differentiated treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. Iridex’s current product line is used for the treatment of glaucoma and diabetic macular edema (DME) and other retinal diseases. Iridex products are sold in the United States through a direct sales force and internationally primarily through a network of independent distributors into more than 100 countries. For further information, visit the Iridex website at www.iridex.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning clinical and commercial momentum, market adoption and expansion, demand for and utilization of the Company's products, financial guidance and results and expected sales volumes. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 10, 2022 and our Annual Report on Form 10-K to be filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2022. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Investor Relations Contact

Philip Taylor

Gilmartin Group

investors@iridex.com

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	January 1,	December 31,	January 1,
	2022	2022	2022	2022

Total revenues	$15,195	$15,254	$56,972	$53,903
Cost of revenues	8,531	9,252	31,604	31,072
Gross profit	6,664	6,002	25,368	22,831

Operating expenses:
Research and development	1,450	2,243	7,175	6,868
Sales and marketing	4,826	4,095	18,178	14,637
General and administrative	1,798	2,061	7,557	8,859
Total operating expenses	8,074	8,399	32,910	30,364

Loss from operations	(1,410)	(2,397)	(7,542)	(7,533)
Other income (expense), net	276	(30)	60	2,348
Loss from operations before provision for income taxes	(1,134)	(2,427)	(7,482)	(5,185)
Provision for income taxes	14	16	65	40
Net loss	$(1,148)	$(2,443)	$(7,547)	$(5,225)

Net loss per share:
Basic	$(0.07)	$(0.15)	$(0.47)	$(0.34)
Diluted	$(0.07)	$(0.15)	$(0.47)	$(0.34)

Weighted average shares used in computing net loss per share:
Basic	15,990	15,867	15,938	15,421
Diluted	15,990	15,867	15,938	15,421

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands and unaudited)

	December 31,	January 1,
	2022	2022
Assets
Current assets:
Cash and cash equivalents	$13,922	$23,852
Accounts receivable, net	9,768	9,716
Inventories	10,608	7,614
Prepaid expenses and other current assets	1,468	1,071
Total current assets	35,766	42,253
Property and equipment, net	462	428
Intangible assets, net	1,977	2,205
Goodwill	965	965
Operating lease right-of-use assets, net	1,665	2,565
Other long-term assets	1,455	271
Total assets	$42,290	$48,687

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,873	$3,399
Accrued compensation	2,448	3,192
Accrued expenses	1,548	1,575
Other current liabilities	968	1,098
Accrued warranty	168	100
Deferred revenue	2,411	2,355
Operating lease liabilities	1,037	927
Total current liabilities	12,453	12,646

Long-term liabilities:
Accrued warranty	106	58
Deferred revenue	11,742	10,930
Operating lease liabilities	732	1,729
Other long-term liabilities	26	25
Total liabilities	25,059	25,388

Stockholders' equity:
Common stock	169	168
Additional paid-in capital	86,802	85,255
Accumulated other comprehensive (loss) income	(24)	45
Accumulated deficit	(69,716)	(62,169)
Total stockholders' equity	17,231	23,299
Total liabilities and stockholders' equity	$42,290	$48,687